THIS ENGAGEMENT AGREEMENT made and dated the 8th day of July, 1999.

     BETWEEN:

               CHARLES YANG, a United States citizen, residing at 39767 Paseo Padre Parkway, Suite E, in the City of Fremont, State of California, U.S.A.

     (hereinafter referred to as "Yang")

                                                               OF THE FIRST PART
AND:

               ePHONE TELECOM, INC., a body corporate, incorporated under the laws of the State of Florida, United States of America and having its Registered Office at 1200 South Pine Island Road, Plantation, State of Florida, U.S.A.

                  (hereinafter referred to as "ePhone")

                                                              OF THE SECOND PART

WHEREAS:

A. ePhone, being a publicly traded United States company, is subject to all of the applicable securities laws and regulations of the United States and its various States (collectively herein called the "Act") and to the Rules, Regulations and policies of the United States Securities and Exchange Commission ("SEC").

B.   ePhone wishes to engage the full-time services of Yang.

NOW THEREFORE, this Agreement witnesseth:

1.   Engagement

     1.1 ePhone hereby engages Yang as its President and Chief Operating Officer ("COO") on the terms hereinafter set forth for a period of 4 years from the effective date of this Agreement, and Yang hereby accepts such engagement. The date of commencement of the engagement and the Effective Date of this Agreement shall be July 8, 1999. Within 30 days of the Effective Date, Yang shall become a member of the Board of Directors of ePhone ("Board") and shall remain on the Board so long as he is engaged under this Agreement.

     1.2 As used in this Agreement, the term "ePhone" means and includes all other subsidiaries and divisions of ePhone now existing or later organized, unless the context clearly indicates otherwise. When used in this Agreement the terms "engagement" and "engagement with (or by) ePhone" shall mean and include engagement with all subsidiaries and divisions of ePhone, now existing or later organized.

2.   Duties

     2.1 Yang will render services in such executive, supervisory and general administrative capacities as the Board shall from time to time reasonably determine. Without limiting the foregoing, Yang will serve as COO and President of ePhone and such of its subsidiaries as the Board shall from time to time determine. Yang shall, as COO and President, have primary responsibility for and active charge of the management and supervision of the business and affairs of ePhone and the execution of the policies and directives of the Board, and shall in each case report directly to the Board of Directors, or as may be directed by the Board, to ePhone's Chief Executive Officer. Without limiting the generalities or specifics of the foregoing Yang will have the following authority and responsibilities:

     - Primary responsibility for directing the technological and network development of ePhone

     - Recommending to the Board actions and policies which require Board approval, including the long-term development of ePhone

     -    Directing  the   day-to-day   operations  of  ePhone,   including  the
          operations centre, with authority to hire personnel

     - Management of the relationships with ePhone's strategic and network partners

     - Responsibility for preparation of budgets for Board approval and implementation of approved budgets

     -    Overall   direction   of  marketing   and  sales  for  ePhone,   with,
          particularly, a lead role to be played in ePhone's efforts in Asia

     -    Assist in contracts with partners, and key personnel

     - Liaison with shareholders, lawyers, accountants, brokers and market makers, as required

     2.2 Yang acknowledges that his engagement by ePhone hereby is based on expectations by ePhone that it will be able to pursue and will reasonably achieve the objectives set forth in ePhone's Business Plan to be finalized by August 31, 1999 ("Business Plan"), subject to ePhone's acknowledgment that such expectations may not be achievable on the basis to be described in the Business Plan. ePhone will provide Yang with an opportunity to provide input into the Business Plan, to review it and to vote as a Director on its acceptance. Yang agrees that in carrying out his duties, and notwithstanding the provisions of Clause 2.1, he will focus his activities and exercise the authority of his position with ePhone with a view to achieving the objectives set forth in the Business Plan - except and to the extent that he may be otherwise directed by the Board.

     2.3 Yang acknowledges that ePhone is intended to serve primarily as a holding company and be publicly traded, while research, development and operations will also be carried out by subsidiaries ePhone expects to acquire or organize. Yang agrees to serve, as may be directed by the Board, as COO and Director of both ePhone and one or more of its subsidiaries and to properly discharge the duties and responsibilities owed to all these companies during the term of this Agreement, for the compensation set forth under Section 5. Should Yang be asked to serve as officer or director of any other subsidiary, related company or venture of ePhone, no additional compensation will be owed for such service.

3.   Head Office

     The operations head office of ePhone, at which Yang will be primarily providing his services to ePhone, will be established at a location which will be in the "Silicon Valley" or "Bay" areas of the State of California. ePhone may change the said office location to anywhere within the said general Silicon Valley or Bay areas. Yang will render services away from the said office from time to time on a temporary basis and travel wherever ePhone may reasonably require. In connection with all such trips Yang will be entitled to reasonable travel and hotel accommodations.

4.   Exclusivity

     Yang will devote all of his working time to performing his duties under this Agreement, and during his engagement with ePhone Yang will not:

(a) act for his own account in any manner which is competitive with any of the business of ePhone or which would interfere with the performance of his duties under this Agreement, or

(b) serve as an officer, director or employee of or advisor to any other business entity, without prior full disclosure to the Board of the nature and extent of such service, which the Board must approve in advance, it being agreed that such approval will not be unreasonably withheld, or

(c) invest or have any financial interest, direct or indirect, in any business competitive with any of the business of ePhone, provided, however, that notwithstanding the foregoing, Yang may own up to 1% of the outstanding equity securities of any company engaged in any such competitive business whose shares are listed on a national securities exchange or NASDAQ National Market System. Yang will be deemed to have an indirect financial interest in any business in which any financial interest is held by Yang's spouse, or a corporation 50% or more of the shares of which are held by Yang and/or his spouse.

5.   Compensation

     5.1 For the period ending September 30, 1999, Yang will be paid $7,500 per month payable as of the 1st day of each such month, provided that for the first month the period will commence on the 8th of July.

     5.2 For the period between October 1, 1999 and March 31, 2000, Yang will be paid a fee of $10,500 per month payable on the 1st day of each such month.

     5.3 For the period April 1, 2000 to June 30, 2000, Yang will be paid a fee of $17,500 per month payable as of the 1st day of each such month.

     5.4 For the second, third and fourth years of Yang's engagement his annual compensation will be bona fide reviewed by ePhone and with him, but in any event, his annual compensation for each such year will be increased by not less than 15% over and above the amount paid in the preceding year of his engagement.

     5.5 Yang will not be entitled to overtime or other additional compensation as a result of services performed during evenings, weekends, holidays or at other times.

     5.6 ePhone will deduct and withhold from any compensation payable to Yang under this Agreement such amounts as ePhone is required to deduct and withhold by law. ePhone may also deduct and withhold from any such compensation, to the extent permitted by law, such amounts as Yang may owe to ePhone.

6.   Share Purchase Options

     6.1 As further compensation and incentive to Yang, ePhone hereby grants to him options to purchase 500,000 voting common shares (hereinafter called "shares") in ePhone's capital, exercisable on the following terms at $0.50 per share (shares being purchased by Yang pursuant hereto being hereinafter called "Option Shares").

     6.2 The options granted Yang will vest in his favour and become exercisable by him, so long as this Engagement Agreement is still in force and effect, to the extent of the following numbers of shares from and after the following dates:

          (a) 100,000 shares from and after the execution of this Agreement by Yang;

          (b)  200,000 shares after September 30, 1999;

          (c)  200,000 shares after December 31, 1999.

     6.3 The Option Shares shall not be registered under the Act when issued on the grounds that the issuance of the Option Shares is a transaction not involving any public offering, and all certificates issued evidencing the Option Shares shall, until removed in accordance with law, bear a customary form of investment legend, and a stop order shall be placed in respect of all such shares in ePhone's transfer records. However, ePhone will at its expense attempt to register the Option Shares prior to their issuance under the Act on SEC Form S-8 for issuance to Yang.

     6.4 If this Agreement shall be terminated by either Party for whatever cause Yang may exercise any Options which have become vested as of the date of termination, within 90 days after the date of termination.

     6.5 Any options which have not been exercised by Yang as of the close of business on June 30, 2003 will expire and thereafter no longer be exercisable by Yang notwithstanding that his engagement by ePhone may have been extended beyond that date.

7.   Expenses

     ePhone will reimburse Yang for all proper, normal and reasonable expenses incurred by Yang in performing his obligations under this Agreement upon Yang's furnishing ePhone with satisfactory evidence of such expenditures. Yang will not incur any unusual or major expenditures greater than $2,000 without ePhone's prior written approval. Without limiting the foregoing, Yang will not, without ePhone's prior written approval, incur any travel expenses (including the cost of transportation, meals and lodging) in excess of $2,000 in the aggregate for any one trip.


8.   Benefits

     8.1 If made available to employees of ePhone, ePhone will provide Yang, at ePhone's expense, with life insurance, major medical, hospitalization and surgical insurance, eyeglass insurance, dental insurance, salary continuance and long-term disability insurance and any other benefits which are not less favourable than those which it provides to any employee of ePhone.

     8.2 Yang will be entitled to 10 business days vacation during each calendar year (January 1 to December 31) in addition to any holidays which ePhone observes. Vacation time must be used during each calendar year and if it is not used it will be forfeited. No payment will be made for unused vacation time.

     8.3 Yang's compensation, commissions and other rights and benefits under this Agreement will not be suspended or terminated because Yang is absent from work due to illness, accident or other disability; but ePhone may deduct from Yang's compensation under Section 5 any payment received by Yang under any disability insurance which ePhone provides Yang pursuant to Clause 8.1.

     8.4 Yang will be entitled to 5 business days paid sick leave during each calendar year. Sick leave must be used during each calendar year and if it is not used, it will be forfeited. No payment will be made for unused sick time.

9.   Acquisition of General-Tel , Inc. ("General Tel")

     9.1 It is a material term of ePhone and Yang, in entering into this Agreement, that ePhone will acquire 100% of the issued shares of General Tel and affiliated companies, from Yang (and any members of his family who may hold any of such shares) free of all charges, obligations and debts. Yang shall forthwith supply all relevant information that ePhone would expect to have for its due diligence review of General Tel.

     9.2 Procedures will be initiated forthwith after the Effective Date for the acquisition of General Tel.

     9.3 The consideration for the acquisition of General Tel shall be 1,500,000 shares of ePhone (the "Consideration Shares"). The Consideration Shares shall be subject to a non-trading or hold period of at least 1 year as it is anticipated they will be subject to the SEC's Rule 144. As per the time limit specified in section 9.2 these are required to be issued to Yang and the other shareholders of General Tel within 20 business days after the signing of this Agreement.

     9.4 When General Tel is acquired by ePhone it shall be a condition of ePhone's continued ownership of General Tel that it raise, alone or with General Tel, at least $1,100,000 within 6 months of the closing of the acquisition of General Tel for the funding of ePhone's ongoing business development. Funds received by ePhone after the Effective Date from the sale of its securities will be included in the calculation of the monies raised by ePhone. Failing the raising of such monies Yang will have an option, exercisable by notice to ePhone given within 60 days after the expiry of the said 6 months, to acquire General Tel and all of the assets that ePhone contracted to acquire and, in consideration thereof, 1,350,000 Consideration Shares shall be transferred to ePhone or its designated nominee.

     9.5 The $1,100,000 financing to be raised by or for ePhone may be through equity offerings by ePhone, including the Regulation S financing currently being raised by ePhone, or debt or other types of funding.

10.  Performance Related Escrowed Shares

     10.1 ePhone will, within 20 business days of the signing of this Agreement by Yang, issue and allot 2,000,000 shares, registered in the name of Yang or his nominee, without any consideration being paid therefor by Yang (such shares being hereinafter called the "Escrowed Shares"). The Escrowed Shares will be released to Yang on a performance related basis as described below.

     10.2 The certificates for the Escrowed Shares will be lodged in an escrow which will be established with ePhone's lawyers, Tupper Jonsson & Yeadon, or as may be otherwise mutually agreed. The lawyers will be instructed to release 25% of the Escrowed Shares, namely 500,000 Escrowed Shares, to Yang by delivering to him appropriate share certificates upon ePhone and its subsidiaries achieving, on a consolidated basis each of the following:

          (a)  net sales revenues of $5,000,000;

          (b)  aggregate cumulative net sales revenues of $12,000,000;

          (c)  aggregate cumulative net sales revenues of $30,000,000;

          (d)  aggregate cumulative net sales revenues of $50,000,000;

          Provided however that the above minimum net revenues figures must involve a minimum of 35% of the gross sales figures being generated from sales in each of Europe and Asia.

     10.3 If this Agreement shall be terminated for any reason, whether through the expiry of the 4-year term hereof or otherwise, any of the Escrowed Shares which have not yet become due to be released to Yang will thereafter be returned to ePhone for cancellation and Yang will have no further rights to receive any of them.

     10.4 Net sales for the purpose of this Section, and determining releases of Escrowed Shares to Yang, will be the gross amounts received by ePhone from the sale of its products and services less the amounts lost or credited by ePhone on sales which have been returned or cancelled or which ePhone is unable to collect due to the defaults of purchasers. Subject to the foregoing definitions net sales revenues shall be as calculated and audited by ePhone's auditors on a consolidated basis as of the end of the calendar quarter in which the relevant net sales level is reached, using United States generally accepted accounting principles ("GAAP").


11.    Bonus for Sales of Wireless Local Loop


     11.1 It is the mutual expectation of the Parties entering into this Agreement that Yang will be able to bring to ePhone and negotiate on behalf of ePhone, with himself or others potentially involved, one or more agreements to sell, or provide services with respect to, Wireless Local Loop ("WLL") to buyers or users - potentially in Vietnam but not restricted to Vietnam.

     11.2 If ePhone, under the guidance of Yang, shall succeed in developing an agreement for the sale of WLL to one or more purchasers brought to ePhone by Yang or where Yang plays a leading role in securing a contract or contracts even though the specific business opportunity may have been first identified by another party, Yang will receive further compensation therefore by way of up to 1,000,000 shares, to be issued and allotted on the following schedule:

          (a) 300,000 of the said shares will be issued, allotted and delivered to Yang upon the completion of the signing of a Memorandum of Understanding with a purchaser of WLL, acceptable to and approved by the Board, such approval to not be unreasonably withheld;

          (b) 300,000 shares upon the completion of the signing of a formal contract for the sale of WLL, acceptable to the Board;

          (c) 400,000 shares upon the completion, closing and receipt of payment for the first sale of WLL in a gross amount of not less than $500,000;

     11.3 Further, Yang will, if one or more sales of WLL are completed as anticipated by this Section, receive, in addition to all other benefits and compensation under this Agreement, monies equal to 10% of the gross profits earned by ePhone from the said sale or sales or from agreements signed to provide WLL related services.

     11.4 Where shares have been earned by Yang pursuant to this Section by virtue of his performance in securing sales of WLL the shares will be issued and delivered to Yang within 20 business days of the satisfaction of the applicable condition described in Clause 11.2.

12.  Commission Based Bonuses

     12.1 If and to the extent that ePhone shall, during the term of this Agreement, effect sales of equipment to purchasers in China, Vietnam or Taiwan, or receive revenues from telecom services and traffic originating in China, Vietnam or Taiwan, and so long as ePhone's gross profit margin from such sales or traffic, on a monthly basis, is 20% or more, Yang will be paid 5% of such gross profits margin.

     12.2 For the purposes of this Clause, ePhone's gross profit margin will be calculated using GAAP, on a calendar monthly basis and if monies are payable to Yang for any calendar month they shall be paid within 30 days after the end of such month, accompanied by a statement showing the calculations.

     12.3 If in any calendar month ePhone's gross profit margin is less than 20% then no commissions shall be payable hereunder to Yang for such month. Within 30 days after the end of any such month Yang shall be supplied with a copy of the calculations showing the gross profit margin to be below the said 20%.

     12.4 For all countries except China, Vietnam and Taiwan, where ePhone pays sales commissions to representatives or agents in such country, Yang will be paid monies equal to 1% of the gross sales in those countries. In the case of China, Vietnam and Taiwan where Clause 12.3 applies (that is, when ePhone's profit margin is less than 20%) then Yang will be entitled to a commission equal to 1% of the gross sales in those countries.

13.  Change of Control of ePhone

     13.1 In the event that the voting control of ePhone shall change as a result of the acquisition of at least 51% of the issued voting common shares of ePhone by a person or group of persons acting in concert, who do not presently own at least 51% of the issued voting common shares of ePhone, excluding consideration of any shares Yang or his nominees or the shareholders of General Tel receive as anticipated by this Agreement, Yang shall be entitled to the full vesting of all outstanding options, plus the release of all escrowed shares not previously released.

     13.2 If there shall be a change of control of ePhone as defined in Clause 13.1, the person or persons acquiring control shall be entitled to buy out some or all of the commissions earnable by Yang pursuant to Sections 11 and 12 above by paying to him an amount of money which shall be equal to the discounted present value of those future commissions, using a discount rate equal to the U.S. Federal Reserve bank interest rate last published prior to the purchasers giving notice to Yang of their intention to exercise their buyout rights, plus 5%.

14.  Death and Disability

     14.1 If Yang dies prior to expiration of the term of his engagement, all obligations of ePhone to Yang will cease as of the date of Yang's death; Provided it is agreed that:

          (a) shares that Yang has received or other rights that have vested in Yang will continue to be the assets of Yang and his estate;

          (b) the right to shares, or the release of shares from escrow, bonuses or commissions that have not matured and vested at the date of death will be cancelled as it is acknowledged that all such benefits are incentive benefits which will have no application after Yang's death;

          (c) the percentage of gross profits Yang's estate shall be entitled to pursuant to Clause 11.3 hereof shall be reduced from 10% to 5%, effective as of the date of Yang's death.

     14.2 If Yang is unable to perform substantially all of his duties under this Agreement because of illness, accident or other disability
          (collectively referred to as "Disability"), and the Disability continues for more than three consecutive months or an aggregate or more than six months during any 12-month period, then ePhone may suspend its obligations to Yang under Section 5 on or after the expiration of the 3- or 6-month period until ePhone terminates such suspension as hereinafter provided. ePhone will terminate any such suspension after the Disability has, in fact, ended and after it has received written notice from Yang that the Disability has ended and that he is ready, willing and able to perform fully his services under this Agreement. Termination of the suspension will be no later than one week after ePhone has received such notice from Yang.

     14.3 If a Disability of Yang shall continue for 6 consecutive months ePhone may at any time prior to termination of the then current period of suspension, give notice to Yang terminating Yang's engagement hereunder.

     14.4 If ePhone suspends its obligations under Clause 14.2, then for each year ending December 31 during which such suspension is in effect, any bonuses or compensation, if any, in addition to salary will be prorated based upon the number of suspension days.

     14.5 If Yang or ePhone asserts at any time that Yang is suffering a Disability, ePhone may cause Yang to be examined by a doctor or doctors selected by ePhone, and Yang will submit to all required examinations and will cooperate fully with such doctor or doctors and, if requested to do so, will make available to them his medical records. Yang's own doctor may be present.

     14.6 If ePhone terminates Yang's engagement pursuant to Clause 14.2 such termination will have exactly the same effect as if Yang died on the effective date of such termination.

15.      Results Of Yang's Services

     15.1 ePhone will be entitled to and will own all the results and proceeds of Yang's services under this Agreement including, without limitation, all rights throughout the World to any copyright, patent, trademark or other right and to all ideas, inventions, products, programmes, procedures, formats and other materials of any kind created or developed or worked on by Yang during his engagement by ePhone; the same shall be the sole and exclusive property of ePhone; and Yang will not have any right, title or interest of any nature or kind therein. Without limiting the foregoing, it will be presumed that any copyright, patent, trademark or other right and any idea, invention, product, programme, procedure, format or material created, developed or worked on by Yang at any time during the term of his engagement will be a result or proceed of Yang's services under this Agreement. Yang will take such action and execute such documents as ePhone may request to warrant and confirm ePhone's title to and ownership of all such results and proceeds and to transfer and assign to ePhone any rights which Yang may have therein.

     15.2 Yang acknowledges that the violation of any of the provisions of Clause 15.1 or Section 24 will cause irreparable loss and harm to ePhone which cannot be reasonably or adequately compensated by damages in an action at law and, accordingly, that ePhone will be entitled to injunctive and other equitable relief to enforce the provisions thereof; but no action for any such relief shall be deemed to waive the right of ePhone to an action for damages.

16.  Use of Yang's Name

     ePhone is hereby granted the sole and exclusive right during the term of Yang's engagement to make use of and to permit others to make use of Yang's name, pictures, photographs and other likenesses, and voice, in connection with the advertising, publicity and exploitation of any of its products, or in connection with the use of implementation of any of Yang's services hereunder. This right shall continue in perpetuity as a on-exclusive and non-compensable right after termination of his engagement for any reason whatsoever including, without limitation, termination by either party for cause or wrongful termination by either party. No additional compensation shall be due Yang for any such use by ePhone or a subsidiary. In no event, however, shall Yang, directly or indirectly, be represented as endorsing any product or commodity without Yang's written consent.

17.  Insurance

     If ePhone desires at any time or from time to time to apply for, in its own name or otherwise, at its expense, life, health, accident or other insurance cover Yang, ePhone may do so and may take out such insurance for any sum that it deems desirable. Yang will have no right, title or interest in or to such insurance or the proceeds thereof. Yang nevertheless will assist ePhone in procuring the same by submitting from time to time to the customary medical, physical and other examinations, and by signing such applications, statements and other instruments as any reputable insurer may require.

18.  Negative Covenants

     18.1 Yang will not, during or after the term of this Agreement, disclose to any third person or use or take any personal advantage of any confidential information or any trade secret of any kind or nature obtained by him during the term hereof or during his engagement by ePhone, Subsidiary or other entity controlled by ePhone.

     18.2 To the full extent permitted by law, Yang will not for a period of one year following the termination of this Agreement:

          (a) attempt to cause any person, firm or corporation which is a customer of or has a contractual relationship with ePhone at the time of the termination of his engagement to terminate such relationship with ePhone, and this provision shall apply regardless of whether such customer has a valid contractual arrangement with ePhone;

          (b)  attempt to cause any employee of ePhone to leave such employment;

          (c) engage any person who was an employee of ePhone at the time of the termination of his engagement or cause such person otherwise to become associated with Yang or with any other person, corporation, partnership or other entity with which Yang may thereafter become associated.

     18.3 Yang  acknowledges that the violation of any of the provisions of this
          Section 18 will cause irreparable loss and harm to ePhone which cannot be reasonably or adequately compensated by damages in an action at law, and accordingly, that ePhone will be entitled to injunctive and other equitable relief to prevent or cure any breach or threatened breach thereof, but no action for any such relief shall be deemed to waive the right of ePhone to an action for damages.

19.  Governing Law; Remedies

     19.1 This Agreement has not been executed in any specific State but it shall be governed by and construed in accordance with the laws of the State of California as if both parties have participated equally in its drafting.

     19.2 Section headings are for purposes of convenient reference only and will not affect the meaning or interpretation of any provision of this Agreement.

     19.3 Except as otherwise expressly provided in this Agreement, any dispute or claim arising under or with respect to this Agreement will be resolved by arbitration in San Francisco, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a panel of three (3) arbitrators, one appointed by Yang, one appointed by ePhone, and the third appointed by said Association. The decision or award of a majority of the arbitrators shall be final and binding upon the parties. Any arbitral award may be entered as a judgement or order in any court of competent jurisdiction.

     19.4 Notwithstanding the provisions for arbitration contained in this Agreement, ePhone will be entitled to injunctive and other equitable relief from the courts as provided in Sections 15 and 24 and as the courts may otherwise determine appropriate, and Yang agrees that it will not be a defence to any request for such relief that ePhone has an adequate remedy at law. For purposes of any such proceeding ePhone and Yang submit to the non-exclusive jurisdiction of the courts of the State of California and of the United States located in the County of Alameda, State of California, and each agrees not to raise and waives any objection to or defence based on the venue of any such court or forum non conveniens.

     19.5 A court of competent jurisdiction, if it determines any provision of this Agreement to be unreasonable in scope, time or geography, is hereby authorized to enforce the provision in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.

     19.6 ePhone will also have such other legal remedies as may be appropriate under the circumstances including, inter alia, recovery of damages occasioned by a breach. ePhone's rights and remedies are cumulative and the exercise or enforcement of any one or more of them will not preclude ePhone from exercising or enforcing any other right or remedy.

20.  Termination

     20.1 ePhone may terminate Yang's engagement for cause or other material breach of this Agreement. As used in this Section, "cause" means a breach of a fiduciary duty or a duty of loyalty to ePhone, misappropriation or wasting of any asset or opportunity of ePhone, failure to perform one's duties (other than because of ePhone's failure to pay compensation as provided in this Agreement, or because of illness, accident or other disability to the extent permitted by this Agreement), failure to perform duties in a competent manner or in a specific manner directed by ePhone, any other material breach of this Agreement, or indictment for any felony irrespective of whether the charge relates to ePhone. As described in Clause 2.1, Yang acknowledges that the performance of his duties in a competent manner will include using his best efforts to achieve the objectives set forth in the ePhone Business Plan, as approved by the Board -except and to the extent that he may be otherwise directed by the Board.

     20.2 If Yang voluntarily quits his engagement or terminates this Agreement without cause, or if his engagement is terminated by ePhone for cause or other material breach of this Agreement, then Yang shall be entitled to all salary and other compensation earned or due through the date of termination, but no severance pay shall be owed, and all options then remaining unexercised shall expire as of the time of termination.

     20.3 If Yang voluntarily quits his engagement or terminates this Agreement without cause, or if his engagement is terminated by ePhone without cause, the percentage of profits Yang shall be entitled to pursuant to Clause 11.3 shall be reduced from 10% to 5% effective as of the date of termination.

21.  Indemnity

     To the extent permitted by law, ePhone will indemnify Yang against any claim or liability and will hold Yang harmless from and pay any expenses (including, without limitation, legal fees and court costs), judgements, fines, penalties, settlements and other amounts arising out of or in connection with any act or omission of Yang performed or made in good faith on behalf of ePhone pursuant to this Agreement, regardless of negligence. ePhone will not be obligated to pay Yang's legal fees and related charges of counsel during any period that ePhone furnishes, at its expense, counsel to defend Yang; but any counsel furnished by ePhone must be reasonably satisfactory to Yang. The foregoing provisions will survive termination of Yang's employment with ePhone for any reason whatsoever and regardless of fault.

22.  D & O Insurance

     ePhone will, to the extent provided to other directors and executive officers of ePhone, provide Yang with officers' and directors' liability insurance covering acts or omissions by Yang in the performance of his duties to ePhone under this Agreement.

23.  Miscellaneous Provisions

     23.1 Amendment. This Agreement may be amended only by an instrument in writing signed by ePhone and Yang.

     23.2 Assignment. This Agreement shall be binding upon the parties and their respective successors and permitted assigns. ePhone may, without Yang's consent, transfer or assign any of its rights and obligations under this Agreement to any corporation which, directly or indirectly, controls or is controlled by ePhone or is under common control with ePhone or to any corporation succeeding to all or a substantial portion of ePhone's business and assets, provided that ePhone shall not be released from any of its obligations under this Agreement, and provided further that any such transferee or assignee agrees in writing to assume all the obligations of ePhone hereunder. Control means the power to elect a majority of the directors of a corporation or in any other manner to control or determine the management of a corporation. Except as provided above, neither ePhone nor Yang may, without the other's prior written consent, transfer or assign any of its or his rights or obligations under this Agreement, and any such transfer or assignment or attempt thereat without such consent shall be null and void.

     23.3 Severability of Provisions. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the remainder of this Agreement, and the application of such provision other than to the extent it is held invalid, will not be invalidated or affected thereby.

     23.4 Waiver. No failure by ePhone to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available to it will constitute a waiver. No breach or default of any provision of this Agreement will be waived, altered or modified, and ePhone may not waive any of its rights, except by a written instrument executed by ePhone. No waiver of any breach or default will affect or alter any term or condition of this Agreement, and such term or condition will continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

          23.5 Notices

          (a) Any notice which is required to be given hereunder shall be given in writing and will be effectively given if the same is:

               (i) delivered or mailed by prepaid registered or certified post to the address of the intended recipient set forth at the top of this agreement;

               (ii) delivered   to  a  director  of  officer  of  the   intended
                    recipient; or

               (iii)sent be  telecopier  (fax) to the intended  recipient at the following numbers:

                                     ePhone:           (604) 638-2615
                                     Yang:             (510) 661-9897

               Provided that any Party may give notice to the other Party of new addresses or new fax numbers to be used for the purpose of this Clause;

          (b) any notice which is delivered shall be deemed to have been given on the date of delivery. Any notice which is sent by telecopier shall be deemed to be given on the first weekday following the date upon which the telecopied message is transmitted. Any notice that is sent by prepaid mail shall be deemed to have been given on the 5th weekday after the date upon which the notice is mailed from a Post Office in continental Canada or the United States.

          23.6 Share Splits. In all cases where numbers of shares are specified in this agreement these shares will be adjured pro rata with all other common shares of ePhone in cases of forward or backward splits of shares after the date of signing this agreement.

          23.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements or understandings between them.

24.  Confidentiality

     24.1 Yang acknowledges that as a result of his engagement by ePhone, he may become aware of or familiar with processes, formulae, procedures, materials or Technical Information (as hereinafter defined) which ePhone has spent time and money to develop, which are essential to the business of ePhone, and which comprise confidential information and trade secrets of ePhone (collectively called "Trade Secrets"). The term "Trade Secret" does not include any process, formula, procedure, information or material which is currently in the public domain or which hereafter becomes public knowledge in a way that does not involve a breach of an obligation of confidentiality. Yang acknowledges and agrees that any process, formula, procedure, information or material of which he becomes aware during his engagement by ePhone is presumed to be a Trade Secret unless ePhone advises him in writing that it is not a Trade Secret.

     24.2 Yang agrees that he will not during his engagement, and for a period of one year after the termination of this Agreement, either directly or indirectly, use or disclose to anyone any Trade Secret, except that while he is engaged by ePhone, he may use Trade Secrets in the performance of his services to ePhone, and may disclose Trade Secrets to employees or agents of ePhone who need to know them in the performance of their services for ePhone and who are bound by confidentiality agreements. Yang also agrees that ePhone will be entitled to and will own all the results and proceeds of his services for ePhone including, without limitation, all rights throughout the world to any copyright, patent, trademark or other right and to all ideas, inventions, products, programmes, procedures, formats and other materials of any kind created, developed or worked on by him during his engagement by ePhone.

25.  Representations of Yang

     Yang represents and warrants to ePhone that he has not taken any trade secret or confidential or proprietary information from any employer, that he has not used and will not use any trade secret or confidential or proprietary information of any employer to solicit or acquire business for ePhone or to perform his services for ePhone, that he has not solicited or acquired any business for ePhone while engaged by anyone else, and that he is not violating and will not violate any agreement or obligation by his being engaged by ePhone or by performing his services for ePhone. Yang acknowledges ePhone is relying on these representations and warranties in entering into this Agreement and engaging him.

26.  Protection of Technical Information and Knowhow

     26.1 For the purposes of this Clause and this Agreement the following words and expressions have the following meanings:

          (a) "Technical Information" includes but is not limited to any and all patents, patent applications, trademarks, designs, design patents, industrial designs, design applications, know-how, trade secrets, documents, drawings, prototypes, components, controls and associated hardware, computer stored information and copies thereof, financial information, brochures, customer information, distributor information, source of supply information, product and component knowledge, other written and recorded material including plans, diagrams and instruction manuals and any other information relating to products or services.

          (b) "Modifications" shall mean any improvements, changes, modifications, designs and/or additions arising from or made in connection with products or services developed subsequent to the execution of this Agreement.

          (c) "Technical Information" shall further include, but not be limited to potential markets, potential purchasers or users as previously contacted by ePhone within areas of potential market, and information developed about potential market-places or purchasers or users resulting from their unique cultural language or ethnic backgrounds.

          (d) "Know-how": is as defined in Article 1(7)(1) of European Economic Community Regulation 556/89 which defines "know-how" as:

              1(7)(1)  ...  a body of  technical  information  that is  secret, substantial and identified in any appropriate form;

               1(7)(2) ... "secret" means that the know-how package as a body or in the precise configuration and assembly of its components is not generally known or easily accessible, so that part of its value consists in the lead-time the licensee gains when it is communicated to him; it is not limited to the narrow sense that each individual component of the know-how should be totally unknown or unobtainable outside the licensor's business;

               1(7)(3) ... "substantial" means that the know-how includes information which is of importance for the whole or a significant part of (i) a manufacturing process, or (ii) a product or service, or (iii) for the development thereof and excludes information which is trivial. Such know-how must thus be useful, i.e. can reasonably be expected at the date of conclusion of the agreement to be capable of improving the competitive position of the licensee, for example by helping him to enter a new market or giving him an advantage in competition with other manufacturers or providers of services who do not have access to the licensed secret know-how or other comparable secret know-how;

               1(7)(4) ... "identified" means that the know-how is described or recorded in such a manner as to make it possible to verify that it fulfils the criteria of secrecy and substantiality and to ensure that the licensee is not unduly restricted in his exploitation of his own technology. To be identified the know-how can either be set out in the licence agreement or in a separate document or recorded in any other appropriate form at the latest when the know-how is transferred or shortly thereafter, provided that the separate document or other record can be made available if the need arises.

          (e) "ePhone's Technical Information" shall mean all of the technical information and modifications owned or held by ePhone or its directors and officers as of the date of this Agreement or as may be developed or acquired by ePhone and its directors and officers during the term of this Agreement.

          (f) "Yang's Technical Information" means the technical information that Yang has as of the date of this Agreement.

               Provided however that no knowledge or technical information of any nature or kind whatsoever shall be considered, at any time, to be Technical Information if it is, at such point in time, already in the public domain - that is to say, available to or known to the public in the United States of America or elsewhere; Provided also that no Party shall be denied the right to use any information or knowledge which would otherwise be considered Technical Information if such information and knowledge was communicated to such Party other than by a person or company with an obligation or confidentiality to the other Party hereto except Technical Information which is covered by any patent, trademark or other formal registration which is designed to, inter alia, protect knowhow or proprietorial information.

     26.2 During the term of this Agreement Yang shall use for the benefit of ePhone all of Yang's Technical Information.

     26.3 If Yang shall terminate this Agreement other than for cause he shall not, for a period of two years following the date of such termination, use any of ePhone's Technical Information for his personal profit or benefit.

     26.4 If ePhone shall terminate this Agreement prior to the end of its prescribed term it shall not be entitled to, for a period of two years from the effective date of such termination, be entitled to use Yang's Technical Information for its profit or benefit.

27.  Further Acts

     The Parties agree to do such further acts and execute such further documents as may be necessary to carry out the true intent and meaning of this Agreement.


     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.



                                                    Charles Yang
                                                    -----------------
                                                    /s/Charles Yang


Witness

Per:        /s/Robert Clarke
            -------------------
             Robert Clarke,
                Chairman & CEO